Exhibit 10.28

CHARLES & COLVARD, LTD.
BOARD OF DIRECTORS COMPENSATION PROGRAM
With Effect as of January 1, 2015

Designated non-management members of the Board of Directors (the “Board”) of Charles & Colvard, Ltd. (the “Company”) shall be compensated as follows:

Annual Retainer:	$30,000 paid in four quarterly installments in arrears, pro-rated as applicable.

Additional Annual Retainers:	Executive Chairperson of the Board - $100,000 paid in four quarterly installments in arrears, pro-rated as applicable.

Chairperson of the Audit Committee - $15,000 paid in four quarterly installments in arrears, pro-rated as applicable.

Chairperson of Compensation Committee and Nominating and Governance Committee - $7,500 paid in four quarterly installments in arrears, pro-rated as applicable.

Board Committee Members (excluding Committee Chairperson and Executive Chairperson of the Board) - $5,000 paid in four quarterly installments in arrears, pro-rated as applicable.

Members of the Board may only receive retainers for serving as a member of two board committees.

Equity Compensation:
Stock option grant upon appointment as a member of the Board by the Board to fill a vacancy in the Board, with a grant date value to be determined by the Board as appropriate considering the time remaining before re-election at the next annual shareholders meeting.

Stock option grant upon annual re-election as a director at the annual shareholders’ meeting with a grant date value of $50,000 for Directors and $55,000 for the Executive Chairperson (calculated using the Black-Scholes-Merton option pricing model).

Vesting of the stock option awards shall be contingent upon service on the Board of Directors until the next annual shareholders’ meeting following the grant.

Attendance Participation Fee:	None.

Adopted February 5, 2015 and effective as of January 1, 2015